Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 19, 2013 (except Note 20, as to which the date is April 11, 2013) in Amendment No. 6 to the Registration Statement (Form S-1 No. 333-184847) and related Preliminary Prospectus of ING U.S., Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Atlanta, Georgia

April 29, 2013